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EXHIBIT 99.1

GENIUS PRODUCTS REGAINS BABY GENIUS DISTRIBUTION RIGHTS

San Diego--(BUSINESS WIRE)--March 11, 2004--Genius Products, Inc. (OTCBB:GNPI -
News) announced today that it will begin to self-distribute its Baby Genius line of videos and DVDs. The Baby Genius line was previously distributed by Warner Home Video Inc.

Mike Meader, President of Genius Products said, "Genius Products will be re-launching the entire Baby Genius video and DVD line later this year. Baby Genius is a very recognized brand in the marketplace, and we feel there are significant opportunities."

Genius Products plans to re-launch the Award Winning 7 title Baby Genius series with new artwork, and updated animation on the earlier titles. Genius Products also has plans to produce and release an additional Baby Genius DVD title in 2004.

About Genius Products Inc.

Genius Products Inc. is a multi-brand company that designs and markets family entertainment products including DVDs, videos, CDs and cassettes. The products are sold under various brand names including Baby Genius, Kid Genius, AMC, Bozo the Clown, Paddington Bear, Raggedy Ann & Andy, Guess How Much I Love You, and the Snowman. The company's award-winning products are widely distributed at major retail stores nationwide such as Target, Wal-Mart, Toys R Us, Babies R Us, Borders, Best Buy, and Shopko. The company also licenses the Baby Genius brand to third party companies for a variety of products including, books, apparel and infant care products. Promotional partners include Kellogg's, The World Famous San Diego Zoo, Parents Magazine, Playtex, Fazoli's, and Child Magazine.

Safe Harbor Statement

Except for historical matters contained herein, the matters discussed in this press release are forward-looking statements and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. The forward-looking statements reflect assumptions and involve risks and uncertainties, which may affect Genius Products' business, forecasts, projections, prospects, and cause results to differ from these forward-looking statements. Such risks and uncertainties include the company's ability to grow its business and other matters, which are described in the company's filings with the Securities and Exchange Commission.

CONTACT INFORMATION: Genius Products Inc., San Diego
                     Klaus Moeller, 858-793-8840
                     info@geniusproducts.com

(C) 2004 BusinessWire